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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE
                                                           Fritz Companies, Inc.
         [LOGO]

                                     706 Mission Street, San Francisco, CA 94103
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For additional information
Contact: Jay Bellin,
Corporate Marketing
415-538-0314
jay.bellin@fritz.com                                      For Immediate Release
                                                          ---------------------

FRITZ COMPANIES, INC. ELECTS PAUL OTELLINI AND WILLIAM J. RAZZOUK AS NEW BOARD MEMBERS

San Francisco, CA (February 11, 1998) - Fritz Companies, Inc. announced the addition of two new members to its Board of Directors. Joining the Board are Paul Otellini, Executive Vice President at Intel Corporation, and William J. Razzouk, President, COO, and Director at Storage USA, Inc.

"We are very pleased to have these individuals join our Board to develop further the direction and strategy of our Company. Their expertise and experience will be key to achieving our goal of delivering the most complete and efficient supply chain management solutions to all our clients worldwide," said Lynn C. Fritz, Chairman and CEO of Fritz Companies, Inc.

Paul Otellini is Executive Vice President of Intel and General Manager of The Intel Architecture Business Group, responsible for all of Intel's Computing Products businesses. Prior to that he was Director of Intel Sales and Marketing. Since joining Intel in 1974, Paul has held a number of positions in Intel's Semiconductor and Systems businesses. He managed Intel's business with IBM from 1980 through 1985. After becoming General Manager of the Microprocessor Products Group in 1990 he was elected a corporate officer in 1991 and Senior Vice President in 1993. In May of 1994, he moved to his current position and was promoted to Executive VP in 1996. Mr. Otellini received his B.A. in Economics from the University of San Francisco in 1972 and his M.B.A. from the University of California at Berkeley in 1974.

William Razzouk, President and COO of Storage USA, Inc., is responsible for daily operations as well as the development of the long term strategy for the company. Mr. Razzouk also owns a management consulting business, WJR Advisors LLC, and investment company, WJR Ventures LLC.



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Prior to joining Storage USA, he held several management positions with Federal
Express Corporation (FedEx), and was promoted to Executive Vice President, World Wide Customer Operations and COO in 1993. In this position, he had full enterprise P&L responsibility on a worldwide basis. FedEx had record earnings in each of the three years that Mr. Razzouk was EVP/COO, and revenues grew from $1 billion to $10 billion during his 13 year tenure with the company.

Fritz Companies, Inc. is a leader in global transportation and logistics. Providing flexible service options ranging from integrated logistics programs to traditional freight forwarding and customs brokerage, Fritz develops, implements and delivers worldwide supply chain solutions for its clients. The Fritz worldwide network is comprised of more than 10,000 staff operating across 480 locations, present in 115 countries, linked together by systems.

Fritz Companies, Inc. (NASDAQ : FRTZ) is headquartered at 706 Mission Street, San Francisco, CA 94103, (415) 904-8360. All recent information releases are available via fax-on-demand service accessed by dialing 888-286-6419. Additional information is available via the Internet: http://www.fritz.com


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